Exhibit 99

News Release

Date: June 16, 2005		Phone Number: 805/473-6803
Contact: James G. Stathos		NASDAQ Symbol: MDST
Title:	Executive Vice President/	Web site: www.midstatebank.com
Chief Financial Officer

Mid-State Bancshares Declares Second Quarter 2005 Dividend

and Authorizes New Stock Repurchase Program

ARROYO GRANDE, CA – The board of directors of Mid-State Bancshares (NASDAQ: MDST) has declared a second quarter cash dividend of $0.16 per share, announced Chairman Carrol R. Pruett.  The amount is consistent with the dividend paid in the first quarter 2005 and a 14.3% increase over the $0.14 paid in the second quarter 2004.

The dividend is payable to all shareholders of record on June 30, 2005, with a payable date of July 15, 2005.  Based on the approximate 22,827,451 shares outstanding, the total amount of the dividend will be approximately $3.7 million.

The payment represents the 88th consecutive cash or stock dividend paid by Mid-State Bancshares or its subsidiary, Mid-State Bank & Trust.

The board of directors also authorized a stock repurchase program for up to five percent (5%) of its outstanding shares.  Based on the current number of outstanding shares, the program authorizes repurchase of up to 1,141,373 shares.

At the Company’s discretion, repurchases will be made in the open market or in block purchases or in privately negotiated transactions in compliance with Securities and Exchange Commission (SEC) rules.

“Repurchasing stock is a valuable tool for building shareholder value,” said Pruett.  “The buyback will reduce the number of outstanding shares, which will improve our earnings per share and return on equity.”

Mid-State Bancshares’ previous stock repurchase program began in January 2004.  To date, the Company has repurchased 1,146,043 of its 1,178,352 share authorization.  The 2005 authorization will allow the Company to continue its buyback program uninterrupted.  Since April 2000, the Company has repurchased 3,479,623 shares of its stock.

Mid-State Bancshares is a $2.3 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act.  All of the statements contained in the News Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of its operation and interest rates, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company’s beliefs and expectations concerning future operating results, (v) the growth of its loan portfolio and its net interest margin and (vi) the strength of the economy in its service area.  Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results.  The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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